Exhibit 99.3

LibreMax Capital, LLC
601 Lexington Avenue, 30th Floor
New York, New York 10022

April 30, 2026

ICONIQ Capital, LLC
50 Beale St., Suite 2300
San Francisco, California 94105
Re: LibreMax Asset-Backed Income Fund

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is effective as of April 30, 2026 (the “Effective Date”), by and between ICONIQ Capital, LLC (“ICONIQ Capital”), Glide Path Solutions 2024 LP (“GPS 2024”), Glide Path Solutions 2025 LP (“GPS 2025”), and Glide Path Solutions 2026 LP (“GPS 2026”, and together with GPS 2024 and GPS 2025, the “ICONIQ Funds”, and the Funds collectively with ICONIQ Capital, “ICONIQ”) and LibreMax Capital, LLC, a Delaware limited liability company (the “Investment Manager” and, together with ICONIQ, each, a “Party” and, collectively, the “Parties”), is being entered into in connection with (i) ICONIQ’s conversion of Feeder Interests (as defined below) into ABIF Interests (as defined below) in accordance with the Contribution and Distribution Agreement (as defined below), and (ii) the ABIF Fund’s (as defined below) receipt of Class I Common Shares in LibreMax Asset-Backed Income Fund (the “Fund”), a non-diversified, closed-end management investment company registered with the Securities and Exchange Commission.

Preliminary Statement

WHEREAS, the Investment Manager is the manager of (i) LibreMax Structured Opportunities (ECI) Master Fund I, LP (the “Fund I ECI Master Fund”), (ii) LibreMax Structured Opportunities Master Fund I, LP (the “Fund I Non-ECI Master Fund” and together with the Fund I ECI Master Fund, the “Fund I Master Funds”), (iii) LibreMax Structured Opportunities (ECI) Master Fund II, LP (the “Fund II ECI Master Fund”), (iv) LibreMax Structured Opportunities Master Fund II, LP (the “Fund II Non-ECI Master Fund” and together with the Fund II ECI Master Fund, the “Fund II Master Funds”) (the Fund I Master Funds and the Fund II Master Funds, the “Master Funds” and, together with the Fund, the “Funds”), (v) the Fund I Feeders (as defined below), (vi) the Fund II Feeders (as defined below), and (vii) LibreMax ABIF Partners, LP (the “ABIF Fund”);

WHEREAS, the Fund will acquire substantially all of the assets of the Master Funds as seed portfolio investments of the Fund pursuant to an agreement and plan of exchange (the “Plan of Exchange”);

WHEREAS, ICONIQ’s existing investments in (i) LibreMax Structured Opportunities Partners I, LP (“Onshore Feeder Fund I”), (ii) LibreMax Structured Opportunities Offshore Partners I, LP (“Offshore Feeder Fund I” and together with the Onshore Feeder Fund I, the “Fund I Feeders”, which invest, directly or indirectly, in the Fund I Master Funds), (iii) LibreMax Structured Opportunities Partners II, LP (“Onshore Feeder Fund II”), and (iv) LibreMax Structured Opportunities Offshore Partners II, LP  (“Offshore Feeder Fund II” and together with the Onshore Feeder Fund II, the “Fund II Feeders”, which invest, directly or indirectly, in the Fund II Master Funds) (the interests in the Fund I Feeders and the Fund II Feeders, the “Feeder Interests”), will be contributed to the ABIF Fund immediately prior to the Plan of Exchange and ICONIQ will be distributed corresponding interests in the ABIF Fund (the “ABIF Interests”) in accordance with that certain contribution and distribution agreement (the “Contribution and Distribution Agreement”), followed by the ABIF Fund receiving an interest in the Fund upon the occurrence of the Plan of Exchange; and

WHEREAS, ICONIQ’s indirect holding of Feeder Interests (held through its ABIF Interests) will convert into indirect holdings of Class I Common Shares of the Fund (the “Initial Exchange Shares”) in exchange for ICONIQ being provided certain rights pursuant to a collaborative and strategic relationship agreement (the “SRA”), which the Parties agree will be subject to a Lock-Up (as defined below) under the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the Parties hereto as follows:

1. Lock-Up Period. The Parties agree that in acknowledgement of the certain rights provided to ICONIQ under the SRA, and notwithstanding that the Fund may offer all of its shareholders the opportunity to repurchase their shares, for a period of six (6) months following the date that the ICONIQ Funds receive their indirect interests in Class I Common Shares of the Fund through receiving ABIF Interests, ICONIQ Capital shall not exercise any withdrawal rights under the First Amended and Restated Limited Partnership Agreement of ABIF Fund (the “ABIF Fund Partnership Agreement”) on behalf of the ICONIQ Funds and shall not exercise any right on behalf of the ICONIQ Funds to have their indirect holdings of Class I Common Shares repurchased on the same terms as offered by the Fund in any repurchase offer (the “Lock-Up”). ICONIQ agrees and acknowledges that the entitlements provided to it pursuant to the SRA are subject to the ICONIQ Funds (i) maintaining their indirect holdings of the Initial Exchange Shares through their ABIF Interests through the Lock-Up and (ii) not withdrawing or transferring their interest in the Fund held through their ABIF Interests prior to the expiration of the Lock-Up.
2. Voting. For the avoidance of doubt, all voting rights in respect of any Fund-related matter, including those enumerated in Section 16.13 of the ABIF Fund Partnership Agreement, attributable to the ABIF Interests held by the ICONIQ Funds shall be exercisable exclusively by ICONIQ Capital.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within Delaware, without giving effect to the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
4. Conflict. In the event of a conflict between the provisions of this Agreement and those of the SRA to which ICONIQ and the Investment Manager are parties, the provisions of this Agreement shall control.
5. Termination. This Agreement shall terminate upon the earlier of (i) the agreement of all Parties in writing or (ii) pursuant to the SRA.
6. Miscellaneous.
(a) Each of the Parties hereto has full power, authority and capacity to enter into this Agreement and to take actions necessary for itself to comply with all of the terms of, and all of its obligations under this Agreement, and taking such actions does not conflict with, or constitute a default under, any instruments governing such party, any law, regulation or order, or any agreement to which such Party is a Party or by which such party may be bound.
(b) This Agreement may be executed in any number of counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement with the same effect as if such signatures were upon the same instrument.
(c) This Agreement may not be assigned or transferred by any party hereto without the prior written consent of all Parties hereto.
(d) Neither the failure nor any delay on the part of any party hereto to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other rights, nor shall any waiver of any rights with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.
(e) With respect to ICONIQ, this Agreement supplements the terms of, or confirms the interpretation of the SRA and the Contribution and Distribution Agreement and contains the entire understanding among the Parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, covenants, agreements, representations, warranties, undertakings, and understandings, written or oral, and courses of conduct and dealing between the Parties hereto with respect to the subject matter hereof. Except as specifically supplemented by the terms of this Agreement, the SRA and the Contribution and Distribution Agreement shall continue in full force and effect.
(f) This Agreement may only be amended by a written agreement executed by each Party hereto.
(g) This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective permitted successors, transferees and assigns; provided, in the case of ICONIQ except as provided herein such successors, transferees and assignees must be approved by the Investment Manager pursuant to the SRA, as applicable.
(h) This Agreement shall be binding on the date that the Initial Exchange Shares are indirectly issued to the ICONIQ Funds through their ABIF Interests in connection with the Plan of Exchange and the Contribution and Distribution Agreement.
(i) For the avoidance of doubt, electronic signatures to this Agreement (including via DocuSign or other similar method) and handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) will be valid and effective to bind the party so signing. Each party to this Agreement agrees to be bound by its own electronic signature or telecopied or electronically transmitted handwritten signature and will accept the electronic signature or telecopied or electronically transmitted handwritten signature of the other Parties to this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement, to be effective as of the Effective Date.

ICONIQ ICONIQ Capital, LLC
By:	/s/ Louis D. Thorne
Name:	Louis D. Thorne
Title:	Authorized Signatory

Glide Path Solutions 2024 LP By: ICONIQ Capital, LLC, its investment manager
By:	/s/ Louis D. Thorne
Name:	Louis D. Thorne
Title:	Authorized Signatory

Glide Path Solutions 2025 LP By: ICONIQ Capital, LLC, its investment manager
By:	/s/ Louis D. Thorne
Name:	Louis D. Thorne
Title:	Authorized Signatory

Glide Path Solutions 2026 LP By: ICONIQ Capital, LLC, its investment manager
By:	/s/ Louis D. Thorne
Name:	Louis D. Thorne
Title:	Authorized Signatory

INVESTMENT MANAGER LibreMax Capital, LLC
By:	/s/ Frank Bruttomesso
Name:	Frank Bruttomesso
Title:	Founding Member